OCCULOGIX ANNOUNCES COMMITMENTS TO PURCHASE $5.0 MILLION OF COMPANY SECURITIES IN A REGISTERED DIRECT FINANCING

SAN DIEGO, CA – March 15, 2010 – OccuLogix, Inc., dba TearLab Corporation (“TearLab”) (Nasdaq:TEAR) (TSX:TLB) announced today that it has obtained commitments from several investors to purchase approximately 1,552,795 million shares of its common stock and warrants to purchase approximately 621,118 shares of its common stock for gross proceeds of approximately $5,000,000.  The investors have agreed to purchase the shares and warrants for $3.22 per unit (each unit consisting of one share and a warrant to purchase 0.4 shares of common stock).  The exercise price of the warrants will be $4.00 per share. The warrants will be exercisable at any time on or after the sixth-month anniversary of the closing date through and until the 18-month anniversary of the closing of the offering.  The closing of the offering is expected to take place on March 18, 2010, subject to satisfaction of customary closing conditions.  TearLab plans to use the proceeds from this financing for general corporate purposes.  Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM), acted as the exclusive placement agent for TearLab.  Greybrook Capital Inc. acted as TearLab’s financial advisor in connection with the transaction.

A registration statement relating to these securities (File No. 333-157269) has been declared effective by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering.  Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, from TearLab at its contact information below or Rodman & Renshaw, LLC by calling 212-356-0549.

About OccuLogix, Inc. dba TearLab Corporation

OccuLogix, Inc. dba TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.

CONTACT:	Kilmer Lucas Inc.
Investor Relations:
Stephen Kilmer
(905) 690-2400 Ext. 21
stephen@kilmerlucas.com

Media
Leonard Zehr, Managing Director
(905) 690-2400 Ext. 41
len@kilmerlucas.com

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OccuLogix, Inc.; 11025 Roselle Street, Suite 100 ; San Diego, CA 92121
Tel: (858) 455-6006; Fax: (858) 812-0540